UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2009

YASHENG ECO-TRADE CORPORATION
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1061 ½ N Spaulding Ave., Los Angeles, CA 90046
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (323) 822-1750

With a copy to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York  11570
T: 516.833.5034
F: 516.977.1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 30, 2009, Yasheng Eco-Trade Corporation, a Delaware corporation (the “Company”), entered into a Preferred Stock Purchase Agreement dated as of December 30, 2009 (the “Agreement”) with Socius Capital Group, LLC, a Delaware limited liability company d/b/a Socius Life Sciences Capital Group, LLC including its designees, successors and assigns (the “Investor”). Pursuant to the Agreement, the Company will issue to the Investor up to $5,000,000 of the Company’s newly created Series D Preferred Stock (the “Preferred Stock”). The purchase price of the Preferred Stock is $10,000 per share. The shares of Preferred Stock that are issued to the Investor will bear a cumulative dividend of 10.0% per annum, payable in shares of Preferred Stock, will be redeemable under certain circumstances and will not be convertible into shares of the Company’s common stock (the “Common Stock”). Subject to the terms and conditions of the Agreement, the Company has the right to determine (1) the number of shares of Preferred Stock that it will require the Investor to purchase from the Company, up to a maximum purchase price of $5,000,000, (2) whether it will require the Investor to purchase Preferred Stock in one or more tranches, and (3) the timing of such required purchase or purchases of Preferred Stock.

The terms of the Preferred Stock are set forth in a Certificate of Designations of Preferences, Rights and Limitations of Series D Preferred Stock (the “Preferred Stock Certificate”) that the Company filed with the Delaware Secretary of State on December 18, 2009.

Pursuant to the Agreement, the Company agreed to pay the Investor a commitment fee of $250,000 (the “Commitment Fee”), payable at the earlier of the six monthly anniversary of the execution of the Agreement or the first tranche.  The Company has the right to elect to pay the Commitment Fee in immediately available funds or by issuance of shares of Common Stock.

Concurrently with its execution of the Agreement, the Company issued to the Investor a warrant (the “Warrant”) to purchase shares of Common Stock with an aggregate exercise price of up to $6,750,000 depending upon the amount of Preferred Stock that is purchased by the Investor. Each time that the Company requires the Investor to purchase shares of Preferred Stock, a portion of the Warrant will become exercisable by the Investor over a five-year period for a number of shares of Common Stock equal to (1) the aggregate purchase price payable by the Investor for such shares of Preferred Stock multiplied by 135%, with such amount divided by (2) the per share Warrant exercise price. The initial exercise price under the Warrant is $0.022 per share of Common Stock. Thereafter, the exercise price for each portion of the Warrant that becomes exercisable upon the Company’s election to require the Investor to purchase Preferred Stock will equal the closing price of the Common Stock on the date that the Company delivers its election notice. The Investor is entitled to pay the Warrant exercise price in immediately available funds, by delivery of cash, a secured promissory note or, if a registration statement covering the resale of the Common Stock subject to the Warrant is not in effect, on a cashless basis.

Pursuant to the Agreement, the Company agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the shares of Common Stock that are issuable to the Investor under the Warrant and in satisfaction of the Commitment Fee.

On December 30, 2009, the Company entered into an Exchange Agreement with Moran Atias (“Atias”) whereby the Company and Ms. Atias exchanged $100,000 of a promissory note in the amount of $250,000 held by Ms. Atias into 8,000,000 shares of Common Stock of the Company, in a transaction made pursuant to Section 3(a)(9) of the Securities Act of 1933.  The promissory note, of which a portion was converted by Ms. Atias, was initially issued on August 8, 2008.

The preceding discussion is qualified in its entirety by, and is subject to, the full text of the Agreement, the Preferred Stock Certificate, the Agreement, the Warrant and the Exchange Agreement, which are filed as Exhibits 3.1, 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein.

Item 3.02	Unregistered Sales of Equity Securities

Reference is made to Item 1.01 of this Current Report on Form 8-K for a description of (1) the shares of Preferred Stock that are issuable to the Investor pursuant to the Agreement, (2) the Warrant that the Company issued to the Investor pursuant to the Agreement, and (3) the shares of Common Stock that are issuable to the Investor pursuant to the Warrant. The Company’s issuance of the securities described in the preceding sentence is exempt from registration under the Securities Act of 1933 pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for a transaction not involving a public offering of securities.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 18, 2009, the Company amended its Certificate of Incorporation by filing the Preferred Stock Certificate described in Item 1.01 of this Current Report on Form 8-K with the Delaware Secretary of State.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

3.1	Certificate of Designations of Preferences, Rights and Limitations of Series D Preferred Stock dated December 18, 2009.

10.1	Preferred Stock Purchase Agreement dated as of December 30, 2009 between Yasheng Eco-Trade Corporation and Socius Capital Group, LLC d/b/a Socius Life Sciences Capital Group, LLC

10.2	Warrant dated December 30, 2009 issued by Yasheng Eco-trade Corporation to Socius CG II, Ltd.

10.3	Exchange Agreement dated December 30, 2009 between Yasheng Eco-trade Corporation and Moran Atias

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

YASHENG ECO-TRADE CORPORATION

By:	/s/ Yossi Attia
Name:	Yossi Attia
Title:	Chief Executive Officer

Date:	December 31, 2009
Los Angeles, California